MODIFICATION AND SETTLEMENT AGREEMENT

This Modification and Settlement Agreement (the “Agreement”) is made and entered into as of this __ day of March 2008 by and among Indigo-Energy, Inc., a corporation organized under the laws of the State of Nevada (the “Company”) and TAPO Energy, LLC, a limited liability company organized under the laws of the State of [______] (“TAPO” and together with the Company, the “Parties”).

WHEREAS, the Company previously entered into a Drilling and Operating Agreement with TAPO dated [___________] (the “Original Agreement”), pursuant to which the Company engaged TAPO to perform certain services on the Company’s behalf with respect to the development of certain oil and gas interests;

WHEREAS, the Parties have agreed that it is in all of their interests to modify the terms provided under the Original Agreement, including those terms relating to the payment of certain obligations of the Company owed to TAPO; and

WHEREAS, the Company has offered and TAPO has agreed to accept modifications to the terms and condition provided in the Original Agreement, subject to the provisions set forth herein.

NOW THEREFORE, the Parties hereto agree as follows:

Section 1.   Release. Effective upon the execution of this Agreement set forth herein, TAPO hereby releases the Company from any liability arising out of or by virtue of the Original Agreement, except the obligation to make payments as set forth below. Further, the Company, for itself and for its officers, directors, employees, agents and consultants, hereby agrees to release TAPO, its employees, agents, attorneys, consultants and affiliates, from any liability to the Company or any of its affiliates, arising out of or by virtue of the Original Agreement.

Section 2.   Consideration. As consideration for this release and settlement by the Parties the Parties hereby agree as follows:

a.  Payment of Amounts Owed — The Company acknowledges, and TAPO agrees, that the Company is indebted to TAPO in the amount of $671,598 under the Original Agreement (the “Old Obligation”). The Parties agree that the Old Obligation will be satisfied by the assignment hereby of all of the Company’s rights and interests in the revenue earned from the wells specified in Schedule A hereof (the “Wells”). The assignment specified in the immediately preceding paragraph shall be subject to the following terms:

i.  Period. The Company hereby assigns to TAPO all of its right to receive the revenue earned from the Wells for a period of 48 months (retroactively commencing in January 2008), or until the Old Obligation is hilly satisfied, whichever is later (the “Assignment Period”). After the expiration of the Assignment Period, all rights assigned to TAPO under this Agreement shall automatically revert back to the Company with a new Carried Interest of 65% (i.e. after the Assignment Period, the Company shall be entitled to a 65% carried interest in the Wells), without need of a further agreement between the Parties.

ii.  Right to Audit. The Company shall have the right to audit TAPO’s financial books and records upon fifteen (15) days prior written notice given to TAN). The right to audit given to the Company shall be exercised by the Company in good faith and only for the purposes of determining the amount of revenue received by TAPO from the Wells.

iii.  Right to Statements. TAPO undertakes to provide the Company with a monthly written statement indicating the amounts received by TAPO as revenue from the Wells, irrespective of whether the Company exercises its audit right under the immediately preceding paragraph, As a condition to the effectiveness of this Agreement, TAPO shall have provided a reconciliation of all amounts received from any gas vendor in 2007 with respect to the wells.

b.  Additional Payments - In addition to the assignment provided under Section 2 hereof, and as additional consideration for the mutual release contemplated in this Agreement, the Company assigns and transfers to TAPO, its heirs, successors and assigns, and TAPO hereby accepts 84.375% of the Company’s right, title, mineral rights and interests (the “Interests”) in three (3) drill sites identified in Schedule B hereof (the “Drill Sites”) situated on a 420-acre parcel of land owned by the Company (the “Leased Property”), on the following terms:

i.	Each Drill Site shall hold a certain portion of the Leased Property and shall include all land within 500 foot radius around such Drill Site.

ii.
The assignment of the Company’s rights, title, mineral rights and interest in the Drill Sites is intended as a 100% assignment of the Company’s 84.375% interest in such Drill Site to TAPO, its heirs, successors and assigns.

iii.	In consideration for the rights granted to TAPO, TAPO undertakes to remit to the Company an “override royalty” equal to 3.125% of all net revenues generated by TAPO on the Leased Property.

iv.
The Company shall also be entitled to, and TAPO hereby agrees to pay to the Company, a Land Ownership Interest Royalty in an amount equal to 12.5% of all revenue earned by TAPO from the Leased Property.

v.
TAPO shall remit to the Company all amounts due to the Company under this Agreement, whether as “override royalty”, as Land Ownership Interest Royalty or otherwise, within 10 days of receipt of funds from the purchasing vendor, without need of demand on the part of the Company.

vi.
TAPO shall observe, and shall be solely responsible for complying with all relevant regulatory standards and regulations imposed upon, and relative to, the drilling operations to be conducted by TAPO on the Leased Property, including, but not limited to, the observance of all legal offset requirements relative to the existing wells of the Company.

c.  Wells Covered - The Company agrees that upon execution of this Agreement, and for the duration of the Assignment Period, all .01 its right and interest in the revenue of the Wells, as identified in Schedule A hereto, will be transferred to TAPO so that the Company will have no right to any portion of the revenue related to or generated by such Wells.

d.  Entry into Transportation Agreement. As soon as practicable after the execution of this Agreement, the Parties agree and undertake to enter into a Standard Transportation Agreement which shall grant TAPO, under certain conditions to be stipulated therein, the right to transport all gas produced and recovered from the Wells and the Leased Property through the Company’s existing pipelines. Said rate to be the greater of 5% of the gas price paid or $0.50 per MCF but in no case less than $0.15 per MCF in order to ensure the proper allocation of suck gas recovered from the Wells and from the Leased Property, TAPO undertakes, immediately upon the execution of this Agreement, to install a meter on all existing pipes of the Company, and intended to be used by TAPE), for the purpose of verifying the amount of gas generated by the wells operated by TAPO.

Section 3.   Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger, consolidation, and/or purchase or acquisition of substantially all of the Company’s assets or otherwise.

Section 4.   Governing Law. Each Party acknowledges that it has been represented by counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the laws of New York without regard to its conflicts of laws principles.

Section 5.   Paragraph Headings. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 6.   Severability. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid pan, term or provision shall be deemed not to be a part of this Agreement.

Section 7.   Entire Agreement. Except as provided in the next sentence, this Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof, including, but not limited to, the Original Agreement. Notwithstanding the foregoing, if either party defaults in any payments due under this Agreement, or defaults in any other term or provision of this Agreement, the other party shall be entitled to enforce this Agreement and the Original Agreements, at its sole option.

Section 8.   Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

Section 9.   Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

Section 10.   Survival. All obligations of the Parties as set forth herein shall survive the execution and delivery hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

INDIGO-ENERGY, INC.

/s/ Steven P. Durdin By: Steven P. Durdin, President Date:

TAPO ENERGY, LLC

/s/
By: Title: Manager Date: 04/02/08

Schedule A

1.	Suan Well #1

2.	Suan Well #2

3.	Suan #3

4.	Hudkind Well #2

5.	Hudkins Well #3